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December 16, 1998

Gerard Wills
903 El Dorado Drive
Escondido, CA 92025

Dear Gerard:

We are pleased to extend you an offer of employment with Trega Biosciences, Inc (the "Company"). This letter shall serve to clarify the terms and conditions of the job we are offering you.

We are offering you a position as Chief Financial Officer reporting to Michael Grey, President & CEO. Your employment will begin on January 11, 1999 with an exempt monthly salary of $16,666.67.(1)

In addition to your base compensation, you will be eligible to participate in an attractive bonus award program. During your first year of employment, up to a maximum of 50% of your annual salary will be awarded to you should you successfully accomplish the criteria to be determined upon the commencement of your position.

You will be eligible to participate in the Company's health-care benefit plans on the first of the month following your hire date and in the Company's 401 (k) Retirement Plan during the first enrollment period following 90 days after your hire date. You will begin accruing vacation at a rate of 15 days per year, with an additional day of vacation for every year of service, which you will be eligible to take after six (6) months of employment with the Company. Subject to the approval of the Compensation Committee, you will be granted an option to acquire 150,000 shares of stock. The option is subject to the terms of the Option Agreement and the 1996 Stock Incentive Plan.

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(1) Please be advised that this offer is contingent on your completing an I-9 form and submitting support information regarding your right to work in the United States within three days of hire.


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Gerard Wills
December 16, 1998
page 2


You acknowledge that as a condition of employment you will be required to execute a Confidentiality Agreement and any and all other documents reasonably required by the Company to protect its proprietary trade secrets from disclosure and to prevent the unauthorized use by the Company of any proprietary trade secrets of other parties or entities. These documents are attached to this letter as Exhibit A and are incorporated into this letter by reference.

You acknowledge and agree that in accordance with California law, your employment with the Company is "at will" and that you understand that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice. The Company also reserves the right to make personnel decisions regarding your employment, including but not limited to discussions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination consistent with the needs of the business.

You further and the Company further agree that all disputes, claims or causes of action arising out of or relating to your employment or its termination, shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and bind remedy (see Exhibit B).

Gerard, we look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Sincerely,

/s/ Michael G. Grey
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Michael Grey,
President & Chief Executive Officer


                                   ACKNOWLEDGMENT

I agree to the terms and conditions of employment set forth in this letter.


/s/ Gerard A. Wills                  12/22/98
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Gerard Wills                         Date